Exhibit 10.2

NRC GROUP HOLDINGS CORP.

Nonqualified Stock Option Agreement

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of __________, by and between NRC Group Holdings Corp., a Delaware corporation (the “Company”), and _________________ (the “Grantee”).

1.            Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the NRC Group Holding Corp. 2018 Equity and Incentive Compensation Plan as the same may be amended from time to time (the “Plan”).

2.            Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of _______________ (the “Date of Grant”) an Option Right to purchase __________ shares of Common Stock (the “Option”) at an Option Price equal to the greater of (a) $10.25 per share of Common Stock or (b) the Market Value per Share on the Date of Grant.

3.            Vesting of Option.

(a) The Option (unless terminated as hereinafter provided) shall be vested and exercisable in substantially equal installments on each of the first three anniversaries of October 17, 2018 if the Grantee shall have been in continuous service on the Board until each such date (each such date a “Vesting Date” and the period from the Date of Grant until October 17, 2021, the “Vesting Period”). For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service on the Board.

(b) Notwithstanding Section 3(a) above, the unvested portion of the Option that would have become vested on the subsequent Vesting Date had the Grantee remained in continuous service through such Vesting Date (to the extent the Option has not been forfeited) shall become immediately exercisable in full if the Grantee’s service terminates due to death or Grantee’s service terminates due to Disability prior to such Vesting Date while the Grantee is in continuous service.

(c) Notwithstanding Section 3(a) above, in the event of a Change in Control, the Option shall vest and become exercisable in accordance with Sections 4 and 5 below.

4.            Termination of the Option. The Option shall terminate on the earlier of: the applicable following date and 10 years from the Date of Grant:

(a) Ninety days after the Grantee’s voluntary termination of continuous service or involuntary termination of continuous service without Cause prior to a Change in Control;

(b) One year after the Grantee’s death if such death occurs while the Grantee is in continuous service;

(c) One year after the Grantee’s termination of continuous service due to Disability;

(d) One year after the Grantee’s involuntary termination of continuous service without Cause that occurs in connection with a Change in Control; or

(e) The date of the Grantee’s termination of continuous service for Cause.

5.            Effect of Change in Control. Notwithstanding Section 3(a) above, if at any time before the Option is fully vested or fully forfeited, and while the Grantee is in continuous service, a Change in Control occurs, then the unvested portion of the Option shall become immediately exercisable.

6.            Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by the Grantee giving notice to the Company specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock. The Option Price shall be payable (a) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company by the Grantee of nonforfeitable, unrestricted shares of Common Stock of the Company owned by the Grantee and having an aggregate fair market value at the time of exercise of the Option equal to the total Option Price of the shares of Common Stock which are the subject of such exercise, (c) by a net exercise method as described in the Plan, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee.

7.            Transferability, Binding Effect. Subject to Section 15 of the Plan, the Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and in no event shall this award be transferred for value.

8.            No Dividend Equivalents. The Grantee shall not be entitled to dividend equivalents with respect to the Option or the shares of Common Stock underlying the Option.

9.            Adjustments. The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

10.          Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

11.          No Right to Future Awards or Continued Service. The Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to the Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of service on the Board.

12.          Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Grantee’s rights with respect to the Option without the Grantee’s consent and the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

13.          Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.          Relation to Plan. The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

15.          Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.          Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

17.          Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.          Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19.          Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

[SIGNATURES ON FOLLOWING PAGE]

NRC GROUP HOLDINGS CORP.

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name: